Exhibit 99.1

Management evaluates segment performance based on earnings before interest and taxes from continuing operations, after deducting minority interest expense related to those earnings (EBIT). On a segment basis, EBIT excludes discontinued operations, represents all profits from continuing operations (both operating and non-operating) before deducting interest and taxes, and is net of the minority interest expense related to those earnings. Cash, cash equivalents and short-term investments are managed centrally by Spectra Energy Capital, LLC (Spectra Capital), so the gains and losses on foreign currency re-measurements, and interest and dividend income on those balances, are excluded from the segments’ EBIT. Management considers segment EBIT to be a good indicator of each segment’s operating performance from its continuing operations, as it represents the results of Spectra Capital’s ownership interest in operations without regard to financing methods or capital structures.

Spectra Energy Capital, LLC

EBIT by Business Segment

(Unaudited)

	Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	Total Year 2006
	(in millions)
U.S. Transmission	$235	$230	$179	$172	$816
Distribution	118	39	24	84	265
Western Canada Transmission & Processing	82	89	98	76	345
Field Services	144	148	158	119	569

Total reportable segments EBIT	579	506	459	451	1,995
Other	(49)	(35)	19	(12)	(77)

Total reportable segments and other EBIT	530	471	478	439	1,918
Interest expense	(143)	(148)	(152)	(162)	(605)
Interest income and other (a)	5	7	(1)	7	18

Consolidated earnings from continuing operations before income taxes	392	330	325	284	1,331
Income tax expense from continuing operations	148	73	132	42	395

Income from continuing operations	$244	$257	$193	$242	$936

(a)	Other includes foreign currency transaction gains and losses and additional minority interest expense not allocated to segment results.

During 2006, Spectra Capital’s quarterly earnings were impacted by the following factors, including certain unusual or infrequently occurring items:

•

In the first quarter of 2006, U.S. Transmission recorded a $24 million pre-tax gain on the settlement of a customer’s transportation contract and a $5 million pre-tax gain on the sale of Stone Mountain assets. In addition, Field Services recorded its $14 million pre-tax equity share of DCP Midstream LLC’s gain on the sale of certain assets.

•	In the second quarter of 2006, U.S. Transmission recorded a $15 million pre-tax benefit related to the resolution of prior years’ ad valorem tax issues.

•

Distribution’s earnings are highly seasonal due to volume-based rates and the significant effect of the winter heating season on volumes. This is typically reflected in strong first-quarter results, second and third quarters that show either small profits or losses, and strong fourth-quarter results, subject to the impact of warmer-than-normal temperatures on demand during the winter heating season.

•

In the second quarter of 2006, income tax expense from continuing operations included a $30 million tax benefit reflecting a reduction in the unitary state tax rate resulting from Duke Energy Corporation’s merger with Cinergy.

•	In the third quarter of 2006, Western Canada Transmission & Processing recorded a $15 million pre-tax gain related to the Spectra Energy Income Fund’s issuance of additional units.

•	In the fourth quarter of 2006, income tax expense from continuing operations included a $25 million tax benefit related to the impairment of an investment in Bolivia.

Amounts reported are not necessarily indicative of amounts expected for respective future periods.